Exhibit 4.1

This SECOND SUPPLEMENTAL INDENTURE, dated as of September 19, 2008 (this “Second Supplemental Indenture”), is made by and among TOWER SEMICONDUCTOR LTD., an Israeli company (“Parent”), JAZZ TECHNOLOGIES, INC. (formerly known as Acquicor Technology Inc.), a Delaware corporation (the “Company”), JAZZ SEMICONDUCTOR, INC., a Delaware corporation, and NEWPORT FAB, LLC, a Delaware limited liability company (together the “Guaranteeing Subsidiaries”), and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”), under the Indenture referred to herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company and the Trustee are parties to an Indenture dated as of December 19, 2006, as amended and supplemented by the Supplemental Indenture (the “First Supplemental Indenture”) dated as of April 3, 2007 (as amended and supplemented, the “Indenture”), providing for the issuance of 8% Convertible Senior Notes due 2011 (herein called the “Securities”);

WHEREAS, Parent, the Company and Armstrong Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of May 19, 2008, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company remaining as the surviving corporation in the Merger and a wholly owned subsidiary of Parent;

WHEREAS, upon the Merger, each outstanding share of Common Stock will be converted into the right to receive 1.8 ordinary shares, par value NIS 1.00 (“Parent Ordinary Shares”), of Parent in accordance with the Merger Agreement;

WHEREAS, Section 10.12 of the Indenture provides that in the case of any merger of another Person with or into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), then the Person resulting from such merger shall enter into a supplemental indenture with the Trustee providing that the Holder of each Security then Outstanding shall have the right thereafter, during the period such Security shall then be convertible as specified in Section 10.1 of the Indenture, to convert such Security only into the kind and amount of cash, securities or other property receivable upon such merger by a holder of the number of shares of Common Stock of the Company into which such Security might have been converted immediately prior to such merger;

WHEREAS, Section 7.1 of the Indenture provides that the Company and the Trustee may amend the Indenture and the Securities without the consent or affirmative vote of any Holders of the Securities for the purposes specified therein;

WHEREAS, this Second Supplemental Indenture has been duly authorized by all necessary corporate action on the part of Parent, the Company (including a Board Resolution) and the Guaranteeing Subsidiaries;

WHEREAS, the Trustee is authorized to execute and deliver this Second Supplemental Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, the Company, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE 1

EFFECT OF MERGER

SECTION 1.1 Conversion of Securities.

(a) In accordance with Section 10.12 of the Indenture, at and after the effective time of the Merger, the Holder of each Security then Outstanding shall have the right, during the period such Security shall be convertible as specified in Section 10.1 of the Indenture, to convert such Security only into a number of Parent Ordinary Shares receivable as a result of the Merger by a holder of the number of shares of Common Stock of the Company into which such Security was convertible immediately prior to the Merger, and as further provided pursuant to Section 10.12 of the Indenture (which for the avoidance of doubt, shall be equal to 245.57 Parent Ordinary Shares per $1,000 aggregate principal amount of Securities).

(b) Following the effective time of the Merger, the conversion adjustments in Article X of the Indenture shall apply as nearly equivalently as may be practicable to the Parent Ordinary Shares to be issued upon conversion of the Securities as the application of such conversion adjustments to the Common Stock.

SECTION 1.2 Trustee’s Acceptance. The Trustee hereby accepts this Second Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE 2

MISCELLANEOUS

SECTION 2.1 Effectiveness of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this Second Supplemental Indenture by Parent, the Company, the Guaranteeing Subsidiaries and the Trustee and (ii) the effective time of the Merger, the Indenture shall be supplemented in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 2.3 Indenture and Supplemental Indenture Construed Together. This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

SECTION 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

SECTION 2.5 Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this Second Supplemental Indenture, the provision of the TIA shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

SECTION 2.6 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.7 Headings. The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.8 Benefits of Second Supplemental Indenture, etc. Nothing in this Second Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Securities.

SECTION 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.11 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, THE UNITED STATES OF AMERICA, INCLUDING, WITHOUT LIMITATION, THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401.

SECTION 2.12 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein (other than the seventh recital), all of which recitals are made solely by the Parent and the Company, as the case may be.

[Signature Pages Follow]

Exhibit 4.1

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

PARENT:

Tower Semiconductor Ltd.

By:	/s/Russell Ellwanger
Name:	Russell Ellwanger
Title:	Chief Executive Officer

COMPANY:

Jazz Technologies, Inc.

By:	/s/Gilbert Amelio
Name:	Gilbert Amelio
Title:	Chairman and Chief Executive Officer

THE TRUSTEE:

U.S. Bank National Association

By:	/s/Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

GUARANTEEING SUBSIDIARIES:

Jazz Semiconductor, Inc.

By:	/s/Gilbert Amelio
Name:	Gilbert Amelio
Title:	Chairman and Chief Executive Officer

Newport Fab, LLC

By:	/s/Gilbert Amelio
Name:	Gilbert Amelio
Title:	Manager